For:	Alamo Group Inc.

Contact:	Dan E. Malone
Executive Vice President & CSO
830-372-9581

Financial Relations Board
Joe Calabrese
212-827-3772

ALAMO GROUP ANNOUNCES RECORD 2022 FIRST QUARTER SALES AND EARNINGS

SEGUIN, Texas, May 4, 2022 -- Alamo Group Inc. (NYSE: ALG) today reported results for the first quarter ended March 31, 2022.

Highlights for the Quarter

•Net sales of $362.0 million, up 16.3%
◦Vegetation Management net sales of $221.0 million, up 20.2%
◦Industrial Equipment net sales of $141.0 million, up 10.8%
•Income from operations of $29.1 million, up 14.5%
•Net income of $18.5 million, or $1.55 per diluted share, up 5.8%
◦Adjusted net income of $19.4 million, or $1.63 per diluted share, up 11.4% (1)
•Trailing twelve-month EBITDA of $165.7 million, up 2.2% from full year 2021(1)
•Backlog of $917.8 million, up 102.8% compared to prior year first quarter-end

Results for the Quarter
First quarter 2022 net sales were $362.0 million compared to $311.2 million in the first quarter of 2021, an increase of 16.3%. Gross margin improved in the quarter compared to the first quarter of 2021 but was negatively impacted by continued higher material and transportation costs and supply chain disruptions which resulted in material shortages throughout the quarter. First quarter net income improved 5.8% to $18.5 million, or $1.55 per diluted share, compared to net income of $17.5 million, or $1.47 per diluted share in the first quarter of 2021. The Company completed an excise tax audit covering a 5-year period which resulted in a one-time $1.3 million expense in the first quarter of 2022. Excluding this charge, adjusted net income was $19.4 million or $1.63 per diluted share.(1) The Company’s backlog at the end

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of the first quarter of 2022 was $917.8 million, an increase of $465.3 million, or 102.8%, from the backlog at the end of the first quarter of 2021, and up 14.6% from the end of calendar year 2021.
The Company’s results for the first quarter continued to be materially impacted by persistent pandemic-related headwinds including supply chain disruptions, cost inflation and, to a lesser extent, skilled labor shortages.

Results by Division
Vegetation Management
The Vegetation Management Division had a strong first quarter of 2022 as markets remained solid and orders increased compared to the first quarter of 2021. The Division’s first quarter net sales were $221.0 million, up 20.2% compared to $183.9 million for the same period in 2021. The increase in sales was driven by strong retail demand for agricultural, forestry, tree care, and governmental mowing products in both North America and Europe.
The Division's income from operations for the first quarter 2022 was $18.3 million, up 9.5% compared to $16.8 million for the first quarter of 2021. Complementing a very strong performance from its North American operations, were positive results in the United Kingdom, France, Brazil and Australia. The Division was negatively impacted by supply chain issues, higher material and freight costs and related surcharges which eroded margins and contributed to lower manufacturing efficiencies.
Industrial Equipment
The Industrial Equipment Division’s first quarter 2022 net sales were $141.0 million, up 10.8% compared to the same period in 2021. The increase was primarily attributable to higher sales of its excavators and vacuum truck products and, to a lesser extent, other product lines within the Division. Net sales and new orders for both industrial and governmental customers were strong for the first quarter of 2022. Delays in planned deliveries of medium duty truck chassis, other industrial engines, axles and transmissions significantly impacted the Division in the quarter.
The Division’s income from operations for the first quarter of 2022 was $10.8 million, up 24.1%, compared to $8.7 million, for the first quarter of 2021. The Division was negatively impacted by supply chain problems and higher material and inbound freight costs.

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Comments on Results
Jeff Leonard, Alamo Group’s President and Chief Executive Officer, commented, “The Company continued to perform well, setting new records for sales and earnings for a first quarter. First quarter net sales of $362 million set an all-time company record for sales in a quarter and both of our operating divisions reported healthy, double-digit sales growth compared to the first quarter of 2021. As has been the pattern in recent quarters, customer demand has remained quite strong in virtually every market we serve, as evidenced by the record order bookings received in the first quarter. Strong order activity also resulted in our order backlog moving significantly higher and again setting a company record.
"However, in the first quarter of 2022, we did not experience improvement in the performance of our supply network. In fact, in some areas, the supply chain situation became more difficult. In previous quarters, supply chain disruptions and resulting shortages had more of an impact on our Industrial Equipment Division. During the first quarter of 2022, however, both of our operating divisions were negatively affected by component shortages. This was partly due to the emerging wave of COVID in China and the resulting lockdowns in areas of the country that are significant producers of industrial equipment and parts. These lockdowns exacerbated the backlog of cargo that is waiting to load in China’s ports, a situation that is becoming increasingly critical.
"Accelerating cost inflation also adversely impacted the Company and caused a seventy basis point compression of our first quarter operating margin compared to the first quarter of last year. The impact of inflation we experienced across a wide spectrum of purchased materials and components was partially offset by reductions in steel prices during the quarter. Rapidly rising freight costs and associated surcharges are a growing concern that also impacted our margin during the quarter. The price increases we implemented at the end of 2021 helped to minimize the overall effect of supply chain cost inflation on our operating margin during the quarter but obviously, the situation is dynamic. We continue to monitor our costs closely and will take further price actions, without hesitation, to protect margin.
"In January, several of our larger North American facilities lost production capacity temporarily as a number of our skilled employees fell ill with the Omicron variant of COVID-19. Our facilities in Europe also experienced a further wave of COVID-related illness during the quarter. By re-scheduling work shifts and adding modest overtime, we were able to recover some of the lost production time in February and more still in March. It is worth mentioning that the skilled labor shortages that we experienced in previous quarters improved somewhat during the first quarter as our focus on retention and recruitment began to produce the benefits we have been targeting.

ALAMO GROUP ANNOUNCES 2022 FIRST QUARTER SALES AND EARNINGS     Page 4

"Turning now to the performance of our two operating divisions. Our Vegetation Management Division produced strong results in the first quarter. This Division’s markets remained buoyant and order bookings improved by over 28% compared to the end of the first quarter of 2021. Against the backdrop of the strong ordering activity and a constrained supply chain, backlog increased by 97% compared to the end of the first quarter of 2021. Net sales in this division rose over 20% in the quarter with all of its business groups individually contributing double digit sales growth. An outstanding performance by the Division's North American agricultural products operations was particularly gratifying, while another strong performance from its forestry and tree care businesses also contributed very nicely. Governmental mower sales in Europe and North America were notably stronger, also up by double digits, in the first quarter. Our South American operations, while smaller in scale, continued to develop positively with net sales that more than doubled compared to the first quarter of last year. In spite of the strong reported sales growth, this Division’s sales were constrained by supply chain issues to a greater extent than in previous quarters. This Division sources more components from Europe and China relative to our Industrial Equipment Division. Consequently, recent events in these regions had a more significant impact in this quarter which was reflected in the Division’s gross margin that compressed by 145 basis points relative to the first quarter of 2021. While a portion of the erosion in margin was attributable to lower efficiency due to the worsening supply chain situation, higher costs for inbound freight and related surcharges had a more significant, negative impact. Still, driven by strong top line growth, the Division’s operating income improved by 9% to $18.3 million, 8.3% of sales.
"Net sales in our Industrial Equipment Division increased nearly 11% in the quarter driven by a double-digit increase in shipments of its excavators and vacuum trucks and supported by solid, but more modest increases in sales of its street sweepers, debris collectors and snow removal equipment. Demand for this Division’s products and services remained strong among the industrial contractors and governmental agencies that are its most important customer segments. Order bookings in the quarter increased by 14.5% and the Division’s order backlog improved by 116% relative to the end of the first quarter of 2021. Despite the positive increase in sales in the quarter, the Division’s sales continued to be severely constrained across the full spectrum of its operations by the ongoing shortage of medium-duty truck chassis. While the chassis shortage was initially caused primarily by shortages of semi-conductor chips, now, shortages of other components such as axles and transmissions are compounding the problem. The tragic war in Ukraine that unfolded this quarter added further supply concerns as that country is a significant producer of industrial truck components. European chassis manufacturers felt the effects of the war as well as the previously mentioned resurgence of COVID-19 in several EU member countries. Consequently, our shipments of vacuum trucks in the European market declined in the quarter. To address the worsening chassis supply situation, we have further diversified our purchases to secure

ALAMO GROUP ANNOUNCES 2022 FIRST QUARTER SALES AND EARNINGS     Page 5

sufficient supplies, although delivery times will remain extended for at least the balance of 2022. This Division’s gross margin improved by 40 basis points compared to the first quarter of 2021 as a result of good price discipline and improved operational efficiency. Income from operations was $10.8 million, 7.6% of sales, an improvement of 24% compared to the prior year first quarter.
"Looking ahead to our second quarter, there seems to be no supply chain relief in sight nor do we anticipate any near-term moderation in the cost inflation we are experiencing. In April, steel prices began moving higher again and that’s obviously concerning. We continue to monitor our cost structure closely and will implement further pricing measures to protect margins. Realistically, with the COVID outbreak in China, worsening severe congestion at Chinese ports, and logistics problems generally, it is unlikely we will see meaningful supply side improvement during the second quarter and perhaps not for the rest of 2022.
"Given the significant supply disruptions that were evident, I’m very pleased with the Company’s record-setting sales and earnings performance in the first quarter. The full credit for this performance goes to our thousands of dedicated employees around the world who continue to find creative ways to work through, or around, the many setbacks being presented by the turbulent supply chain situation. While the operating environment remains very challenging, and new challenges continue to arise, I'm confident that we will continue to identify and quickly implement solutions that will allow Alamo Group to maintain good momentum in sales and earnings for the remainder of the year."

Earnings Conference Call
The Company will host a conference call to discuss the results on Thursday, May 5, 2022 at 4:00 p.m. ET. Hosting the call will be members of senior management.
Individuals wishing to participate in the conference call should dial 888-882-4478 (domestic) or 323-794-2590 (international). For interested individuals unable to join the call, a replay will be available until Thursday, May 12, 2022, by dialing 888-203-1112 (domestic) or 719-457-0820 (internationally), passcode 7515566.
The live broadcast of Alamo Group Inc.’s quarterly conference call will be available online at the Company's website, www.alamo-group.com (under “Investor Relations/Events & and Presentations”) on Thursday, May 5, 2022, beginning at 4:00 p.m. ET. The online replay will follow shortly after the call ends and will be archived on the Company’s website for 60 days.

ALAMO GROUP ANNOUNCES 2022 FIRST QUARTER SALES AND EARNINGS     Page 6

About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for vegetation management, infrastructure maintenance and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has approximately 4,300 employees and operates 29 plants in North America, Europe, Australia and Brazil as of March 31, 2022. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: overall market demand, continuing impacts from the COVID-19 pandemic including more significant supply chain disruptions, reductions in customer demand, sales and profitability declines, operational disruptions, full or partial facility closures, and other similar impacts, geopolitical risks, including effects of the war in Ukraine, inflation, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.
(Tables Follow)
# # #
(1) This is a non-GAAP financial measure or other information relating to our GAAP financial measures that we have provided to investors in order to allow greater transparency and a deeper understanding of our financial condition and operating results.  For a reconciliation of the non-GAAP financial measure or for a more detailed explanation of financial results, refer to “Non-GAAP Financial Measure Reconciliation” below and the Attachments thereto.

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 31, 2022	March 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$84,277	$105,265
Accounts receivable, net	296,857	242,971
Inventories	355,389	262,780
Other current assets	12,740	13,347
Total current assets	749,263	624,363

Rental equipment, net	31,850	39,693

Property, plant and equipment	151,684	152,787

Goodwill	198,726	194,025
Intangible assets	182,305	188,955
Other non-current assets	24,187	18,860

Total assets	$1,338,015	$1,218,683

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$114,312	$93,899
Income taxes payable	867	2,749
Accrued liabilities	68,315	60,681
Current maturities of long-term debt and finance lease obligations	15,022	15,078
Total current liabilities	198,516	172,407

Long-term debt, net of current maturities	357,834	338,605
Long-term tax liability	4,416	4,408
Other long-term liabilities	25,908	29,075
Deferred income taxes	24,161	22,947

Total stockholders’ equity	727,180	651,241

Total liabilities and stockholders’ equity	$1,338,015	$1,218,683

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	3/31/2022	3/31/2021
Net sales:
Vegetation Management	$221,006	$183,884
Industrial Equipment	140,999	127,305
Total net sales	362,005	311,189

Cost of sales	275,364	234,763
Gross margin	86,641	76,426
	23.9%	24.6%

Selling, general and administration expense	53,635	47,330
Amortization expense	3,887	3,658
Income from operations	29,119	25,438
	8.0%	8.2%

Interest expense	(2,647)	(2,613)
Interest income	72	288
Other income (expense)	(1,752)	(630)

Income before income taxes	24,792	22,483
Provision for income taxes	6,322	5,021

Net Income	$18,470	$17,462

Net income per common share:

Basic	$1.56	$1.48

Diluted	$1.55	$1.47

Average common shares:
Basic	11,860	11,820

Diluted	11,916	11,882

Alamo Group Inc.
Non-GAAP Financial Measures Reconciliation

From time to time, Alamo Group Inc. may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. For these purposes, “GAAP” refers to generally accepted accounting principles in the United States. The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures disclosed by Alamo Group are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

Attachment 1 discloses Operating Income, Adjusted Net Income and Adjusted Diluted EPS, related to the impact of non-recurring items, of which are non-GAAP financial measures. Attachment 2 discloses a non-GAAP financial presentation related to the impact of currency translation on net sales by division. Attachment 3 shows the net change in our total debt net of cash and earnings before interest, taxes, depreciation and amortization ("EBITDA") which is a non-GAAP financial measure. The Company considers this information useful to investors to allow better comparability of period-to-period operating performance.

Attachment 1

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands, except per share numbers)
(Unaudited)

Impact of Non-recurring Items

	Three Months Ended
	March 31,
	2022	2021

Operating Income - GAAP	$29,119	$25,438

Net Income - GAAP	$18,470	$17,462
(add: excise tax)	974	—
Adjusted Net Income - non-GAAP	$19,444	$17,462

Diluted EPS - GAAP	$1.55	$1.47
(add: excise tax)	0.08	—
Adjusted Diluted EPS - non-GAAP	$1.63	$1.47

Attachment 2

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Impact of Currency Translation on Net Sales by Division

	Three Months Ended March 31,			Change due to currency translation
	2022	2021	% change from 2021	$	%

Vegetation Management	$221,006	$183,884	20.2%	$(1,560)	(0.8)%
Industrial Equipment	140,999	127,305	10.8%	(1,003)	(0.8)%
Total net sales	$362,005	$311,189	16.3%	$(2,563)	(0.8)%

Attachment 3

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Consolidated Net Change of Total Debt, Net of Cash
	March 31, 2022	March 31, 2021	Net Change

Current maturities	$15,022	$15,078
Long-term debt,net of current	357,834	338,605
Total debt	$372,856	$353,683

Total cash	84,277	105,265
Total Debt Net of Cash	$288,579	$248,418	$40,161

EBITDA
	Three Months Ended		Trailing Twelve Months Ended
	March 31, 2022	March 31, 2021	March 31, 2022	December 31, 2021

Income from operations	$29,119	$25,438	$120,619	$116,938
Depreciation	7,126	7,454	29,514	29,842
Amortization	4,054	3,825	15,533	15,304
EBITDA	$40,299	$36,717	$165,666	$162,084